Exhibit 10.4
BIG LOTS 2020 LONG-TERM INCENTIVE PLAN
SHAREHOLDER VALUE CREATION PERFORMANCE SHARE UNITS AWARD AGREEMENT

Grantee:	_________	Target Number of SVCAUs[1]:	__________
Grant Date:	_____________	Performance Period:	___________
Outside Date:	_____________

In accordance with the terms of the Big Lots 2020 Long-Term Incentive Plan, as may be amended (“Plan”), this Shareholder Value Creation Performance Share Units Award Agreement (“Agreement”) is entered into as of the Grant Date by and between you, the Grantee, and Big Lots, Inc., an Ohio corporation (“Company”), in connection with the Company’s grant of these Shareholder Value Creation Performance Share Units (“SVCAUs”) and related Dividend Equivalent Rights (“DERs”) to you. The SVCAUs and DERs are subject to the terms and conditions of this Agreement and the Plan. Except as otherwise expressly provided herein, capitalized terms used but not defined in this Agreement shall have the respective meanings ascribed to them in the Plan.

This Agreement describes the SVCAUs and DERs you have been granted and the conditions that must be met before the SVCAUs vest and you become entitled to receive the Shares underlying the SVCAUs and any cash accrued under the DERs. To ensure that you fully understand the terms and conditions of this Award, you should carefully read the Plan and this Agreement.

Description of the SVCAUs and Dividend Equivalent Rights

Each SVCAU represents a right to receive one Share for each SVCAU that vests based on the performance achieved under the Performance Metrics during the Performance Period, provided you comply with the terms of this Agreement and the Plan. However, you shall forfeit any rights to the SVCAUs and the underlying Shares (i.e., no Shares will be transferred to you) to the extent the SVCAUs do not vest or you do not comply with the terms of this Agreement and the Plan.

No portion of the SVCAUs that has not vested or been settled nor any underlying Shares that have not yet been transferred to you may be sold, transferred, assigned, pledged, encumbered or otherwise disposed of by you in any way (including a transfer by operation of law); and any attempt by you to make any such sale, transfer, assignment, pledge, encumbrance or other disposition shall be null and void and of no effect.

Vesting of the SVCAUs

Subject to the terms and provisions of this Agreement and the Plan, if you are continuously employed by the Company or an Affiliate from the Grant Date through the applicable event(s) described below, which occur after the Grant Date and during your continuous employment, then your SVCAUs shall vest (if at all) and the underlying Shares shall be transferred to you as indicated below:

A.     If, on or after the Grant Date but before the earlier of the Outside Date or your Termination of Employment or Service, the Fair Market Value for the Shares on each trading day2 during any consecutive twenty (20) trading days (“Measured Period Trading Price”) equals or exceeds the Share price performance goal below (each, a “Share Price Performance Goal”), then the corresponding SVCAUs will be deemed vested on the first trading day following the applicable twenty (20) trading day period and the associated underlying Shares will be transferred to you on the earliest date described below:

__________________________________________
1 Denotes the number of Shares underlying this Award of SVCAUs.
2 As determined by the New York Stock Exchange or, if the Shares are not traded on the New York Stock Exchange, such other national securities exchange or market that then regulates the Shares.

Share Price Performance Goals	Number of SVCAUs Vesting if the Measured Period Trading Price equals or exceeds the corresponding Share Price Performance Goal
$______	One-third of the SVCAUs, rounded up to the nearest whole Share
(“First Share Price Performance Goal”)	(“First SVCAU Tranche”)
$______	One-third of the SVCAUs, rounded up to the nearest whole Share
(“Second Share Price Performance Goal”)	(“Second SVCAU Tranche”)
$______	Remainder of the SVCAUs
(“Third Share Price Performance Goal”)	(“Third SVCAU Tranche”)

For purposes of clarity and for the avoidance of doubt,

(1) in the event that the First Share Price Performance Goal is achieved prior to the Outside Date (i.e. expiration) or forfeiture of the SVCAUs, the First SVCAU Tranche shall vest,
(2) in the event the Second Share Price Performance Goal is achieved prior to the Outside Date (i.e. expiration) or forfeiture of the SVCAUs, the Second SVCAU Tranche shall vest, and
(3) in the event the Third Share Price Performance Goal is achieved prior to the Outside Date (i.e. expiration) or forfeiture of the SVCAUs, the Third SVCAU Tranche shall vest.
(4) in the event that none of the Share Price Performance Goals are achieved prior to the Outside Date (i.e. expiration) or forfeiture of the SVCAUs, except as set forth in E. below, none of the SVCAUs shall vest and all unvested SVCAUs shall be forfeited.

B.    In the event that a Share Price Performance Goal is satisfied before the first anniversary of the Grant Date, except as set forth in Section E. below, the Shares will only vest to the extent that you are continuously employed between the Grant Date and such first anniversary of the Grant Date and the vested SVCAUs shall be issued on the Outside Date to the extent that you are continuously employed on that date or you qualify for issuance under Section D below or you qualify for earlier issuance under Sections C., E. or F. below.

C.    If you die or become Disabled before the Outside Date, you will be issued Shares in connection with SVCAUs that had vested prior to the date of your death or Disability as soon as administratively practicable following the date of your death or Disability and all unvested SVCAUs shall be forfeited.

D.    If you Retire before the Outside Date, you will be issued Shares in connection with SVCAUs that had vested prior to the date of your Retirement on the Outside Date and all unvested SVCAUs shall be forfeited. For purposes of this section, Retirement shall be deemed to have occurred upon your Termination of Employment or Service if you have: (1) attained the age of 55 years or older; (2) completed at least five years of employment with or service to the Company or its Affiliates; (3) submitted a written request, in a form satisfactory to the Company, to the Human Capital and Compensation Committee or the Company’s human resources department requesting retirement under the terms of this Agreement; and (4) had such written request approved in writing by a member of the Human Capital and Compensation Committee or an authorized officer of the Company.

E.    If a Change in Control occurs before the Outside Date and you incur a separation from service (as defined in Code Section 409A) within the thirty (30) days preceding or the twenty-four (24) months following the Change in Control,, then all SVCAUs subject to this Award Agreement that have not vested or been forfeited prior to the later of the date of the separation from service or the date of the Change in Control shall vest upon the date of such Change in Control and you will be issued Shares in connection with vested SVCAUs as soon as administratively practicable following the later of the date of the date of the separation from service or the date of the Change in Control.

F.    If your employment is terminated under circumstances making you eligible for benefits under the Big Lots Executive Severance Plan before the Outside Date, you will be issued Shares in connection with SVCAUs that had vested prior to the date of your termination on the Outside Date and all unvested SVCAUs shall be forfeited.

G.    If threshold performance is not achieved during the Performance Period (unless a Change in Control occurs before the end of the Performance Period), then this Agreement will expire and all of your rights in the SVCAUs will be forfeited.

H.    If your employment is terminated for any other reason, no Shares will be issued in connection with SVCAUs even if one or more of the Share Price Performance Goals had been satisfied before the termination of your employment and all SVCAUs shall be forfeited.

Rights in the SVCAUs

Subject to the Company’s insider trading policies and applicable laws and regulations, after any underlying Shares are delivered to you in respect of vested SVCAUs, you shall be free to deal with and dispose of such underlying Shares. You have no rights in the Shares underlying unvested SVCAUs. You shall have none of the rights of a shareholder (including, without limitation, the right to vote or receive dividends) with respect to any Shares underlying these SVCAUs until such time as you become the record holder of such Shares.

Notwithstanding the foregoing, for each SVCAU granted under this Agreement you have been granted one DER. Each DER represents the right to receive the equivalent of all of the cash dividends that would be payable with respect to a Share. The cash dividends shall accrue without interest and all or a portion of the accrued dividends shall vest and be paid in cash at the time any SVCAUs vest, calculated by multiplying (i) the total accrued cash dividends by (ii) a fraction, the numerator of which is the number of SVCAUs that vest and the denominator of which is the maximum number of SVCAUs that could vest if the Maximum Performance Level is attained for all Performance Metrics. Any accrued cash dividends that do not vest pursuant to this section shall be forfeited.

Tax Treatment of the SVCAUs

You should consult with a tax or financial adviser to ensure you fully understand the tax ramifications of your SVCAUs.

This brief discussion of the U.S. federal tax rules that affect your SVCAUs is provided as general information (not as personal tax advice) and is based on the Company’s understanding of U.S. federal income tax laws and regulations in effect as of the Grant Date. Article 21 of the Plan further describes the manner in which withholding may occur.

You are not required to pay income taxes on your SVCAUs on the Grant Date. However, you will be required to pay income taxes (at ordinary income tax rates) when, if and to the extent your SVCAUs and related DERs vest. The amount of ordinary income you will recognize is the value of the Shares and the cash value accrued under the DERs when the SVCAUs and related DERs vest. Also, the Company is required to withhold taxes on this same amount.

You may elect to allow the Company to withhold, upon settlement of the SVCAUs a number of shares sufficient to satisfy the withholding obligation, from the Shares to be issued pursuant to your vested SVCAUs that would satisfy at least the required statutory minimum (or you may elect such higher withholding provided that such higher amount would not have a negative accounting impact on the Company) with respect to the Company’s tax withholding obligation. If you wish to make the withholding election permitted by this paragraph, you must give notice to the Committee in the manner then prescribed by the Committee. All such elections by you shall be irrevocable, made by you in a manner approved by the Committee, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate. If you have not made an election to satisfy the withholding requirement by paying the taxes in cash or making the withholding election permitted by this paragraph, you shall be deemed to have elected to have the Company withhold a number of Shares that would satisfy the minimum statutory total tax that could be imposed on the transaction.

Any appreciation of the Shares you receive in connection with vested SVCAUs may be eligible to be taxed at capital gains rates when you sell the Shares. If your SVCAUs do not vest, your unvested SVCAUs and related DERs will expire and no taxes will be due.

This Award is intended to comply with the applicable requirements of Code Section 409A and shall be administered in accordance with Code Section 409A. Refer to Section 23.13 of the Plan for more information on compliance with Code Section 409A, including the applicability of a six (6) month delay on the settlement of the SVCAUs for “specified employees,” within the meaning of Code Section 409A.

General Terms and Conditions

Nothing contained in this Agreement obligates the Company or an Affiliate to continue to employ you in any capacity whatsoever or prohibits or restricts the Company or an Affiliate from terminating your employment at any time or for any reason whatsoever; and this Agreement does not in any way affect any employment agreement that you may have with the Company.

This Agreement shall be governed by and construed in accordance with the internal laws, and not the laws of conflicts of laws, of the State of Ohio.

If any provision of this Agreement is adjudged to be unenforceable or invalid, then such unenforceable or invalid provision shall not affect the enforceability or validity of the remaining provisions of this Agreement, and the Company and you agree to replace such unenforceable or invalid provision with an enforceable and valid arrangement which in its economic effect shall be as close as possible to the unenforceable or invalid provision.

You represent and warrant to the Company that you have the full legal power, authority and capacity to enter into this Agreement and to perform your obligations under this Agreement and that this Agreement is a valid and binding obligation, enforceable in accordance with its terms, except that the enforcement of this Agreement may be subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereinafter in effect relating to creditors’ rights generally and to general principles of equity. You also represent and warrant to the Company that you are aware of and agree to be bound by the Company’s trading policies and the applicable laws and regulations relating to the receipt, ownership and transfer of the Company’s securities. The Company represents and warrants to you that it has the full legal power, authority and capacity to enter into this Agreement and to perform its obligations under this Agreement and that this Agreement is a valid and binding obligation, enforceable in accordance with its terms, except that the enforcement of this Agreement may be subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereinafter in effect relating to creditors’ rights generally and to general principles of equity.

Acceptance

By accepting these SVCAUs, you acknowledge receipt of a copy of the Plan, as in effect on the Grant Date, and agree that these SVCAUs are granted under and are subject to the terms and conditions described in this Agreement and in the Plan. You further agree to accept as binding, conclusive and final all decisions and interpretations of the Committee upon any issues arising under this Agreement or the Plan. You also represent and warrant to the Company that you are aware of and agree to be bound by the Company’s insider trading policies and the applicable laws and regulations relating to the receipt, ownership and transfer of the Company’s securities.

BIG LOTS, INC.

By:	________________________________
Chair, Human Capital and Compensation Committee
Date:	________________________________

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